UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2008

SOLUTIA INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State of Incorporation)

001-13255	43-1781797
(Commission File Number)	(IRS Employer Identification No.)

575 Maryville Centre Drive, P.O. Box 66760, St. Louis, Missouri	63166-6760
(Address of principal executive offices)	(Zip Code)

(314) 674-1000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05.  COSTS ASSOCIATED WITH EXIT, OR DISPOSAL ACTIVITES.

On May 20, 2008, Solutia Inc. (“Solutia” or “the Company”) made the decision to cease manufacturing at its Rubber Chemicals facility in Ruabon, Wales, United Kingdom, by the end of 2008, with complete site exit by the end of 2011.  The Company’s decision is consistent with its portfolio strategy of strengthening its business with products holding market leading positions and limiting exposure in product lines where it is not cost competitive.

The Company expects that the phase out of the Ruabon facility will result in estimated pre-tax charges to income from continuing operations of approximately $45 to $60 million over the next four years, beginning in the second quarter of 2008.  Estimates of the total cost the Company expects to incur for each major type of cost associated with the phase out are:  (i) severance and employee benefits of approximately $17 to $22 million, (ii) indirect residual costs which the Company is contractually obligated to incur to continue providing third party operations at the site for the next two years of approximately $13 to $16 million, and (iii) other costs including clean-out and demolition of approximately $15 to $22 million. In 2008, the negative impact on the Company’s income from continuing operations before income taxes is expected to be approximately $3 to $7 million.

The aggregate net cash impact of the phase out of the Ruabon facility occurring between 2008 and 2011 is expected to be significantly less than the above identified charges, primarily due to working capital benefits realized, the elimination of cash losses currently being generated by these businesses, and proceeds from site-related asset dispositions. The shutdown of these businesses will reduce annual revenue by approximately $50 million. The annualized benefit to income from continuing operations before income taxes is estimated to be approximately $8 to $12 million, which is expected to be fully realized in 2011.

A copy of the press release announcing these events is filed as Exhibit 99.1 to this Form 8-K.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits:
Exhibit Number	Description
99.1	Press Release dated May 21, 2008

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

SOLUTIA INC.
(Registrant)
/s/ Rosemary L. Klein
Senior Vice President, General Counsel and Secretary

DATE:  May 27, 2008